Exhibit 9.1

SHAREHOLDERS’ AGREEMENT

AGREEMENT (this “AGREEMENT”), dated as of July 31, 2002, by and among WH HOLDINGS (CAYMAN ISLANDS) LTD. (the “COMPANY”), a Cayman Islands company, WHITNEY V, L.P., a Delaware limited partnership, WHITNEY STRATEGIC PARTNERS V, L.P., a Delaware limited partnership, and WH INVESTMENTS LTD., a Cayman Islands company (together, “WHITNEY V”), and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership, CCG ASSOCIATES-QP, LLC, a Delaware limited liability company, CCG ASSOCIATES-AI, LLC, a Delaware limited liability company, CCG INVESTMENT FUND-AI, LP, a Delaware limited partnership, CCG AV, LLC - SERIES C, a Delaware limited liability company and CCG AV, LLC - SERIES E, a Delaware limited liability company (collectively, “GOLDEN GATE FUND”), and certain other persons who may, from time to time, become party to this Agreement. The parties above are sometimes hereinafter collectively referred to as the “SHAREHOLDERS” and each individually as a “SHAREHOLDER.”

W I T N E S S E T H :

WHEREAS, pursuant to the terms of the Share Purchase Agreement (the “PURCHASE AGREEMENT”), dated as of the date hereof, by and among the

Company, Whitney V and Golden Gate Fund, (A) Whitney V will purchase from the Company certain 12% Series A Cumulative Convertible Preferred Shares, $0.001 par value per share, of the Company (the “PREFERRED SHARES”) and (B) Golden Gate Fund will purchase from the Company certain Preferred Shares;

WHEREAS, pursuant to the terms of the subscription agreements (the “SUBSCRIPTION AGREEMENTS”) between the Company and the Other Shareholders, the Other Shareholders will purchase from the Company certain Preferred Shares;

WHEREAS, as a condition precedent to consummation of the transactions in the Purchase Agreement and the Subscription Agreements, the Shareholders are required to duly execute and deliver this Agreement; and

WHEREAS, the Shareholders believe that it is in the best interests of the Company and the Shareholders that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to the election of directors of the Company and with respect to certain other matters.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.                                DEFINITIONS. As used herein, the following terms shall have the following respective meanings, and all capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Purchase Agreement:

(a)                                  “AFFILIATE” shall mean any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person and shall include the partners, members or shareholders of such Person for the purposes of any distribution of Shares by an Institutional Shareholder.

(b)                                 “ARTICLES OF ASSOCIATION” shall mean the Amended and Restated Memorandum and Articles of Association of the Company, as amended, as in effect from time to time.

(c)                                  “BONA FIDE PURCHASER” shall mean any Person (other than a Disposing Shareholder’s Affiliates) who or which has delivered a good faith written offer to purchase all or any portion of such Shareholder’s Shares.

(d)                                 “COMMON SHARES” shall mean, collectively, the common shares, $0.001 par value per share, of the Company and any class or series of common shares of the Company authorized after the date hereof, or any other class or series of shares resulting from successive changes or reclassifications of any class or series of common shares of the Company.

(e)                                  “COMPETITIVE POSITION” shall mean serving in a senior management capacity, as an employee, consultant, advisor or otherwise, for any Person that engages in the business of selling products through a multi-level marketing system or the sale of weight management products, nutritional supplements or personal care products anywhere in the United States or any other country in which Herbalife International, Inc. or one of its Subsidiaries operates.

(f)                                    “CONFIDENTIAL INFORMATION” shall mean information of a confidential nature created, discovered, prepared or otherwise developed by the Company or any of its Subsidiaries, which is generally unavailable to the public and has actual or potential economic value in the business in which the Company or any of its Subsidiaries is engaged. Such Confidential Information includes, but is not limited to, customer and supplier lists, pricing, marketing and sales strategies, employee and consultant rosters and other business or financial information developed by or disclosed to the Company or any of its Subsidiaries, which has actual or potential economic value to the Company or any of its Subsidiaries and which is generally unavailable to the public.

(g)                                 “COST” of a Share shall mean the U.S. dollar amount paid by a Shareholder for such Share.

(h)                                 “CURRENT MARKET PRICE” shall mean, with respect to each equity security, on any date, the average of the daily closing prices per equity security for the 10 consecutive trading days commencing immediately prior to any date of determination. If on any such date such equity security is not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the Current Market Price for such equity security shall be the fair market value of such equity security on such date as determined in good faith by the Board of Directors of the Company and shall be the value which is agreed upon by at least 66% of the members thereof, or if such percentage of the members of the Board of Directors of the

Company are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of a nationally recognized stature that is agreed upon by not less than 66% of the members of the Board of Directors of the Company.

(i)                                     “DISPOSE” or “DISPOSITION” (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Shareholder’s Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

(j)                                     “ENCUMBRANCE” or “ENCUMBER” shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement but shall not include restrictions created by this Agreement.

(k)                                  “FAMILY MEMBER” shall mean, with respect to an individual (i) the spouse, children, grandchildren or parents of such individual, (ii) any trust whose sole beneficiary is not more than one of the foregoing persons, (iii) a Person whose sole beneficial owner is such individual, or (iv) the estate of such individual or a trust whose sole beneficiary is the estate and, (v) with respect to a Person whose sole beneficial owner is an individual, that individual.

(l)                                     “FORMULA PRICE” per Share shall mean the price calculated as set forth in Exhibit A hereto.

(m)                               “GOLDEN GATE” shall mean Golden Gate Private Equity, Inc.

(n)                                 “INITIAL PUBLIC OFFERING” shall mean the underwritten public offering by the Company of its common shares pursuant to a registration statement (other than a registration statement relating solely to an employee benefit plan or transaction covered by Rule 145 of the Securities Act) that has been filed under the Securities Act and declared effective by the Commission; provided, however, that for this purpose any offering under Rule 144A under the Securities Act or any similar rule or regulation promulgated under the Securities Act shall not be deemed to be an Initial Public Offering.

(o)                                 “INSTITUTIONAL SHAREHOLDER” shall mean (i) Whitney V and its Affiliates, (ii) Golden Gate Fund and its Affiliates and (iii) any Qualified Transferee of the foregoing Persons, provided, that, the Person or Persons referred to in clause (i) or (ii) shall continue to own at least 10% of the outstanding share capital of the Company.

(p)                                 “OTHER SHAREHOLDER” shall mean any Shareholder other than an Institutional Shareholder.

(q)                                 “PERMITTED TRANSFEREES” shall mean (i) with respect to Other Shareholders, (A) one Family Member where all of the Other Shareholder’s Shares are transferred to such Family Member, (B) Whitney V, Golden Gate Fund and their respective Affiliates, (C) any Other Shareholder or a trust whose sole beneficiary is an Other Shareholder, and (D) the heirs and beneficiaries of an Other Shareholder (provided that transfers to such heirs and beneficiaries must comply with and are subject to the provisions of Section 6(c)), (ii) with respect to Whitney V, (A) Whitney and its Affiliates, (B) Golden Gate, Golden Gate Fund and their Affiliates, (C) Other Shareholders, (iii) with respect to Golden Gate Fund, (A) Golden Gate and its Affiliates, (B) Whitney, Whitney V and their Affiliates and (C) Other Shareholders and (iv) with respect to a Qualified Transferee, (A) any Other Shareholder, (B) Whitney, Whitney V and their Affiliates and (C) Golden Gate, Golden Gate Fund and their Affiliates, provided, however, that in each case such Person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement.

(r)                                    “PERSON” shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

(s)                                  “PURCHASE PRICE” shall mean the U.S. dollar amount paid for each Preferred Share in the Purchase Agreement and the Subscription Agreements.

(t)                                    “QUALIFIED TRANSFEREE” shall mean a transferee of Whitney V, the Golden Gate Fund or their Affiliates who is an institutional investor and owns 20% or more of the Preferred Shares.

(u)                                 “SECURITIES ACT” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

(v)                                 “SENIOR NOTES” shall mean the Company’s 15.5% Senior Notes Due July 15, 2011.

(w)                               “SHARES” shall mean, with respect to any Shareholder, (i) the share capital of the Company, including, without limitation, any Common Shares or Preferred Shares, held at any time by such Shareholder, (ii) any option, warrant, or other right held at any time by any Shareholder, exercisable for share capital of the Company, and (iii) any other security, including, without limitation, Preferred Shares, held at any time by such Shareholder, convertible or exchangeable for share capital of the Company.

(x)                                   “SHAREHOLDER” shall mean each Person so identified in the preamble hereto and shall include any other Person who agrees in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement and all Permitted Transferees thereof.

(y)                                 “SUBSIDIARIES” shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

(z)                                   “TERMINATION” shall mean (i) with respect to an employee or independent director of the Company or its Subsidiaries, (A) voluntary termination of his or her employment relationship or resignation as an independent director, (B) termination by the Company or Subsidiary of the employment relationship or dismissal as an independent director or (C) termination of his or her employment relationship or as an independent director because of death, retirement or disability, or (ii) with respect to a distributor of the Company or its Subsidiaries, where a distributor is terminated pursuant to Section 5 of the Distributor Agreement and the appeal process set forth in such section has been completed without the distributor having been reinstated or where the distributor terminates the distribution agreement, and, in either case, such termination shall be treated as a termination for cause.

(aa)                            “TRADE ASSOCIATION” shall mean any Person, group or bargaining unit which is formed (other than by the Company or its Subsidiaries) for the purpose of representing distributors of the Company or its Subsidiaries in their relationship with the Company and has among its membership (i) at least 35% of the distributors in the Chairman’s Club or at least 20% in the President’s Team or the Millionaire Team or (ii) at least 35% of the Distributor Shareholders (by number). For purposes of this definition, membership shall mean such distributors shall have given their written agreement to become a member, or demonstrated their membership by participation, in such Person, group or bargaining unit. For the purposes of calculating the percentage thresholds above, membership shall be counted from the time such person becomes a member and not by their attendance at any individual meeting or event. It is agreed and understood that none of the following shall constitute a “Trade Association” for purposes of this definition: (A) any Herbalife distributor tier in and of itself (e.g., Chairman’s Club, President’s Team), (B) participation by any distributor in or at any meeting, vacation, extravaganza, seminar, conference, telephone call, gathering or event initiated, organized by or in which the Company or any of its Subsidiaries participates or approves unless such participation was demanded or initiated by such Person, group or bargaining unit and (C) any other meetings, conference calls or other gatherings of distributors consistent with past practice in the ordinary course of business, the primary purpose of which involves distributor training and/or motivation, business development or sales promotion of the products of the Company or any of its Subsidiaries or any similar purpose.

(bb)                          “WHITNEY” shall mean Whitney & Co., LLC.

SECTION 2.                                TRANSFER OF SHARES. No Other Shareholder shall effect a Disposition of any of his, her or its Shares, except (i) to a Permitted Transferee or (ii) with the prior written consent of the Company and in any event subject, in each case, to the rights and obligations provided for in this Agreement. In no event shall (i) any Disposition or (ii) any transfer of shares, beneficial, partnership or membership interests in any corporate Shareholder be made if such Disposition or transfer would (A) cause the Company to be required to register its Shares under Section 12(g)(1) of the Securities Exchange Act of 1934, as amended or (B) except as otherwise provided herein, increase the number of holders of record of any class of equity securities of the Company without the prior consent of the Company. Any purported Disposition or transfer in violation of this Agreement shall be null and void ab initio, and the Company shall not recognize any such Disposition or transfer or accord to any such purported transferee any rights as a Shareholder. Each Shareholder that is not a natural person agrees that it shall restrict its shareholders, members or partners from making transfers which violate this Section 2.

SECTION 3.                                PREEMPTIVE RIGHTS.

(a)                                  If at any time the Company wishes to issue or sell any Common Shares or any other equity securities or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase Common Shares or any other equity securities (“EQUITY EQUIVALENTS”) at a price per equity security lower than the Current Market Price to any Person or Persons, the Company shall promptly deliver a notice of its intention to sell (the “COMPANY’S NOTICE OF INTENTION TO SELL”). The Company’s Notice of Intention to Sell shall be delivered (i) to each Institutional Shareholder if the offering, in the good faith opinion of the Company’s Board of Directors, needs to be completed on an expedited basis, or otherwise (ii) to each Shareholder (such notified Shareholders, the “ELIGIBLE STOCKHOLDERS”) setting forth a description of the Equity Equivalents to be sold, the proposed purchase price thereof, terms of sale and, in the case of a notice to Institutional Shareholders only, the fact that the Equity Equivalents will be subject to repurchase under Section 3(g). Upon receipt of the Company’s Notice of Intention to Sell, each Eligible Stockholder shall have the right to elect to purchase, at the price and on the terms stated in the Company’s Notice of Intention to Sell, a number of the Equity Equivalents equal to the product of (i) a fraction, the numerator of which is such Eligible Stockholder’s aggregate ownership of the Company’s issued and outstanding Common Shares (calculated on an as-if converted basis) and the denominator of which is the number of such Common Shares held by all Eligible Stockholders, multiplied by (ii) the number of Equity Equivalents to be issued. Such election may be made by the Eligible Stockholders by written notice to the Company no more than 30 days after receipt by the Eligible Stockholders of the Company’s Notice of Intention to Sell (the “ACCEPTANCE PERIOD FOR EQUITY EQUIVALENTS”). Each Eligible Stockholder shall also have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above (with respect to all such Eligible Stockholders electing to purchase such unsubscribed Equity Equivalents), any remaining Equity Equivalents not purchased by other Eligible Stockholders, in which case the Eligible Stockholders exercising such further option shall be deemed to have elected to purchase such remaining Equity Equivalents on such pro rata basis, up to the aggregate number of Equity Equivalents which such Eligible Stockholder shall have specified until either (A) no Eligible Stockholder shall have elected to purchase any further amount of the Equity Equivalents which are the subject of the Company’s Notice of Intention to Sell or (B) all the Equity Equivalents which are the subject of the Company’s Notice of Intention to Sell shall have been subscribed for by the Eligible Stockholder(s). The Company shall promptly notify each electing Eligible Stockholder in writing of each notice of election received from other Eligible Stockholders pursuant to this paragraph 3(a).

(b)                                 If effective acceptances shall not be received pursuant to paragraph 3(a) above in respect of all the Equity Equivalents which are the subject of the Company’s Notice of Intention to Sell, then the Company may, at its election, during a period of 120 days following the expiration of the Acceptance Period for Equity Equivalents, sell and issue the remaining Equity Equivalents to another Person at a price and upon terms not more favorable to such Person than those stated in the Company’s Notice of Intention to Sell. In the event the Company has not sold the Equity Equivalents, or entered into an agreement to sell the Equity Equivalents, within such 120 day period, the Company shall not thereafter issue or sell any Equity Equivalents at a price per share lower than the Current Market Price without first offering such securities to each Eligible Stockholder in the manner provided in Section 3(a) hereof.

(c)                                  If an Eligible Stockholder gives the Company notice, pursuant to the provisions of this Section 3, that such Eligible Stockholder desires to purchase any of the Equity Equivalents, payment therefor shall be by immediately available funds in U.S. dollars, against delivery of the securities at the executive offices of the Company within 15 Business Days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Equivalents. In the event that any such proposed issuance is for a consideration other than cash, such Eligible Stockholder will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board of Directors of the Company to constitute the fair value of such consideration other than cash to be paid per share or other unit.

(d)                                 The preemptive rights contained in this Section 3 shall not apply to (i) Shares issued (A) as a stock dividend to holders of Shares or upon any subdivision or combination of any Shares, (B) pursuant to an Initial Public Offering, (C) upon the conversion of any equity security or debt security of the Company issued on or prior to the date hereof, or (D) the exercise of any option, warrant or other right to subscribe for, purchase or otherwise acquire either Common Shares or any equity security or debt security convertible into Common Shares, issued on or prior to the date hereof (including the warrants issued in connection with the Senior Notes) or issued after the date hereof in compliance with the terms and conditions of this Section 3, and (ii) (A) the issuance by the Company of up to 18,717,546 Common required to be issued upon the exercise of stock options (“OPTIONS”), granted or to be granted exclusively to employees, officers, directors or consultants of the Company or its Subsidiaries and/or Affiliates pursuant to the Company’s employee stock option plan(s) now in existence or, with the consent of the Institutional Shareholders, to be established in the future, (B) the grant of the Options, (C) the issuance by the Company of up to 2,040,816 Preferred Shares required to be issued upon the exercise of warrants (“WARRANTS”), granted to the holders of the Company’s Senior Notes and (D) the grant of the Warrants.

(e)                                  Notwithstanding any provision in this Agreement to the contrary but in compliance with the Articles of Association, the Company shall not issue or sell any shares of capital stock or securities (including Common Shares issued upon exercise of stock options) to any Person who at the time of such issuance or sale is not a party to this Agreement unless such Person agrees in writing to be bound by all of the provisions of this Agreement as if such Person were an Other Stockholder or a Qualified Transferee, as the case may be.

(f)                                    If the Company shall sell or issue Equity Equivalents for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the “price per equity security” and the “Consideration” received or receivable by or payable to the Company for purposes of Section 3(a), the fair value of such property shall be determined in good faith by the Board of Directors of the Company and shall be the value which is agreed upon by at least a majority of the members thereof; provided, that if the Institutional Shareholders object to such valuation as determined by the Board of Directors within fifteen (15) days of receipt of written notice of such valuation or if such percentage of the members of the Board of

Directors of the Company are unable to agree upon the value of such consideration, the value thereof shall be determined by an independent investment bank of nationally recognized stature that is selected by a majority of the members of the Board of Directors.

(g)                                 If the Company elects not to include the Other Shareholders as Eligible Stockholders in any offering under Section 3(a) then the Company shall, to the extent legally permissible, offer the Other Shareholders the opportunity to purchase the number of Equity Equivalents the Other Shareholders would have been entitled to purchase had the offering been open to all Shareholders (“EXCESS EQUITY EQUIVALENTS”). The Company shall notify the Institutional Shareholders that it will repurchase the Excess Equity Equivalents and, on the date specified in such notification, the Institutional Shareholders shall deliver such securities to the executive offices of the Company against payment thereof or the Institutional Shareholders may elect to sell such securities directly to the Other Shareholders. The payment shall be the aggregate purchase price originally paid by the Institutional Shareholders (“ORIGINAL PURCHASE PRICE”) plus accrued and unpaid dividends, whether or not declared, from the date of issuance to the date such Excess Equity Equivalents were delivered to the Company or sold to the Other Shareholders. Promptly after the notice is sent to the Institutional Shareholders, the Company or the Institutional Shareholders shall offer to each Other Shareholder a number of Equity Equivalents equal to the product of (i) a fraction, the numerator of which is such Other Shareholder’s aggregate ownership of the Company’s issued and outstanding Common Shares (calculated on an as-if converted basis) and the denominator of which is the number of Common Shares (calculated on an as-if converted basis) held by all Other Shareholders, multiplied by (ii) the number of Excess Equity Equivalents. Such Excess Equity Equivalents shall be sold to the Other Shareholders at a per share price equal to the Original Purchase Price plus any accrued and unpaid dividends thereon as of the closing date of the sale of such Excess Equity Equivalents to the Company or to the Other Shareholders. The Excess Equity Equivalents issued or sold to the Other Shareholders shall accrue dividends as if they were issued on the date the Institutional Shareholders first purchased the Excess Equity Equivalents. Such Other Shareholder (“ELECTING SHAREHOLDER”) must accept such offer by giving written notice to the Company within 30 days of receipt of notice from the Company. Each Electing Shareholder shall also have the option, exercisable by so specifying in such written notice, to purchase on a pro rata basis similar to that described above (with respect to all such Electing Shareholders electing to purchase such unsubscribed Excess Equity Equivalents), any remaining Excess Equity Equivalents not purchased by Other Stockholders, in which case the Electing Shareholders exercising such further option shall be deemed to have elected to purchase such remaining Excess Equity Equivalents on such pro rata basis, up to the aggregate number of Excess Equity Equivalents which such Electing Shareholder shall have specified until either (A) no Electing Shareholder shall have elected to purchase any further amount of the Excess Equity Equivalents which are the subject of the Company’s or the Institutional Shareholders’ offer or (B) all the Excess Equity Equivalents shall have been subscribed for by the Electing Shareholder(s).

SECTION 4.                                TAG-ALONG RIGHTS.

(a)                                  If an Institutional Shareholder shall desire at any time to effect a Disposition of Shares (“TAG SHARES”) and shall receive a purchase offer therefor or the terms of a potential purchase offer therefor from a Bona Fide Purchaser (such offers being hereinafter referred to as a “TAG OFFER”), then such selling Shareholder (“DISPOSING SHAREHOLDER”) shall promptly notify (“TAG NOTICE”) the Company and the Company will promptly thereafter notify the Other Shareholders (“NOTIFIED SHAREHOLDERS”) of the terms and conditions of such Tag Offer; provided, however, (i) that this Section 4 shall not apply to any Disposition by the Disposing Shareholder to such Shareholder’s Permitted Transferees, and (ii) this Section 4 shall only apply to a Disposition or portion of a Disposition by (a) Whitney V only to the extent that after giving effect to such Disposition the number of Preferred Shares (or the number of Common Shares into which such Preferred Shares have been converted) held by Whitney V has an aggregate Cost to Whitney V of less than U.S. $38.2 million and (b) in the case of a Disposition by Golden Gate Fund only to the extent that after giving effect to such Disposition the number of Preferred Shares (or the number of Common Shares into which such Preferred Shares have been converted) held by Golden Gate Fund has an aggregate Cost to Golden Gate Fund of less than U.S. $23.4 million.

(b)                                 No Disposition subject to the requirements of this Section 4 shall be made to the Bona Fide Purchaser unless and until the Notified Shareholders shall have been afforded the right (the “TAG-ALONG RIGHT”), exercisable upon written notice to the Company and the Disposing Shareholder within 30 days after receipt of the Tag Notice, to participate in the sale of Shares at the same time and on the same terms and conditions under which the Disposing Shareholder will sell the Disposing Shareholder’s Tag Shares. Each such Notified Shareholder may sell all or any part of that number of Shares held by such Notified Shareholder equal to the product obtained by multiplying (x) the aggregate number of Tag Shares covered by the Tag Offer by (y) a fraction the numerator of which is the number of Common Shares (calculated on an as-if converted basis) at the time owned by such Notified Shareholder and the denominator of which is the aggregate number of Common Shares (calculated on an as-if converted basis) owned by all Notified Shareholders plus the number of Common Shares (calculated on an as-if converted basis) then owned by all other Shareholders of the Company with similar co-sale rights plus the number of Common Shares (calculated on an as-if converted basis) then owned by the Disposing Shareholder. To the extent that Notified Shareholders participate in the subject sale of Tag Shares hereunder, the Disposing Shareholder shall be required to reduce the number of its Shares included in the Tag Shares.

(c)                                  If the Company so requests, each Notified Shareholder receiving a Tag Notice in accordance with Section 4(a) and exercising his, her or its Tag Right shall deliver to the Company, as agent for such Notified Shareholder, for transfer to the Bona Fide Purchaser one or more certificates, properly endorsed for transfer, which represent the number of Shares of which such Notified Shareholder is entitled to and elects to Dispose pursuant to this Section 4. No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Tag Offer unless the Disposing Shareholder re-offers the Tag Shares subject to the Tag Offer to the Shareholders in accordance with this Section 4.

(d)                                 The shares represented by the stock certificate or certificates delivered by the Notified Shareholders to the Company pursuant to Section 4(c) shall be transferred by the Company to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 4(a) and the Company shall promptly thereafter remit to each Notified Shareholder that portion of the Disposition proceeds to which such Notified Shareholder is entitled by reason of his, her or its participation in such Disposition.

(e)                                  Notwithstanding anything contained in this Section 4 or any notice given hereunder, the provisions of this Section 4 shall be suspended immediately upon delivery of the Sale Notice under Section 5(b).

SECTION 5.                                RIGHT OF BRING-ALONG.

(a)                                  If the Institutional Shareholders (the “SELLING INVESTORS”) propose to Dispose of all (but not less than all) of the Shares then owned by them to a Bona Fide Purchaser, other than any transfers by such Selling Investors to an Institutional Shareholder or their Affiliates then, notwithstanding anything in this Agreement to the contrary, the Selling Investors may require the other Shareholders (the “NON-SELLING HOLDERS”) to Dispose of their Shares (the “BRING-ALONG RIGHT”) to such Bona Fide Purchaser on the same terms and conditions upon which the Selling Investors effect the Disposition of their Shares and, in any event, for no less than the same consideration such Non-Selling Holders would have received if the Company had been liquidated in accordance with the provisions of the Articles of Association.

(b)                                 In the event that the Selling Investors desire to exercise their rights pursuant to Section 5(a), the Selling Investors shall deliver to the Company, and the Company shall deliver to the Non-Selling Holders written notice (“SALE NOTICE”) setting forth the consideration per share to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition. Within ten (10) days following the date of such notice, each of the Non-Selling Shareholders shall deliver to the Company, as agent for the Selling Investors (i) a stock certificate or certificates evidencing such Non-Selling Holder’s Shares, together with an appropriate assignment separate from certificate duly executed in a proper form to effect the Disposition of such Shares from the Non-Selling Holders to the Bona Fide Purchaser on the register of members of the Company, and (ii) a limited power-of-attorney authorizing one of the Selling Investors to effect the Disposition of such Shares pursuant to the terms of such Bona Fide Purchaser’s offer as such terms may be modified by the Selling Investors, provided, that all of the Non-Selling Holder’s Shares are disposed of for the same consideration per share (subject to appropriate adjustment to reflect any differences in the rights and preferences of Shares of different classes or series) and otherwise on the same terms and conditions upon which the Selling Investors effect the Disposition of their Shares and provided however that, in no event, shall the Non-Selling Holders receive less consideration per Share than they could have if the Company had been liquidated in accordance with the provisions of the Articles of Association. In the event that any Non-Selling Holder shall fail to deliver such stock certificate(s), assignment separate from certificate and limited power-of-attorney to the Selling Investors, the Company shall cause a notation to be made on its register of members to reflect that the Shares of such Non-Selling Holder are bound by the provisions of this Section 5 and that the Disposition of such Shares may be effected without such Non-Selling Holder’s consent or surrender of its certificates evidencing its Shares.

In addition, in the event the Selling Investors exercise their rights under Section 5(a), the Non-Selling Holders shall be required to make to a Bona Fide Purchaser such representations and warranties with respect to all matters as are reasonably requested by the Bona Fide Purchaser (including, but not limited to, unqualified representations and warranties with respect to their Shares as are set forth in Section 5(e) hereof), provided that the Non-Selling Holders will in all cases only be required to provide representations and warranties on the same basis, no more stringent than and subject to the same qualifications as the Selling Investors and will only be required to indemnify the Bona Fide Purchaser against breaches of such representations and warranties up to an aggregate dollar amount not to exceed their respective consideration received other than with respect to representations and warranties regarding ownership of stock and authority to consummate the transaction in question.

(c)                                  Promptly (but in no event later than the day of receipt) after the consummation of the Disposition of Shares pursuant to this Section 5, the Company, as agent for the Selling Investors shall (i) deliver notice thereof to the Non-Selling Holders, (ii) remit to the Non-Selling Holders the total net proceeds of their respective Shares Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by the Non-Selling Holders.

(d)                                 If, within ninety (90) days after the Selling Investors’ delivery of the Sale Notice required pursuant to Section 5(b), the Selling Investors have not completed the Disposition of their Shares and that of the Non-Selling Holders in accordance herewith, the Selling Investors shall return to the Non-Selling Holders (i) the stock certificates and assignments of certificates with respect to the Non-Selling Holders’ Shares which the Non-Selling Holder delivered pursuant to this Section 5 and (ii) the related limited power-of-attorney delivered pursuant to this Section 5. No provision of this Section 5 shall limit or impair any of the restrictions on Disposition contained in this Agreement with respect to the Shares owned by the Shareholders.

(e)                                  All sales of Shares to be made pursuant to this Section 5 shall be subject to the following terms:

(i)                                     the Non-Selling Holders shall deliver to the Bona Fide Purchaser the Shares being sold, free and clear of Encumbrances, together with duly executed share transfer powers in favor of the Bona Fide Purchaser or its nominees and such other documents, including evidence of ownership and authority, as the Bona Fide Purchaser may reasonably request;

(ii)                                  except as otherwise specifically set forth in Section 5(b), the Non-Selling Holders shall not be required to make any representations or warranties to any Person in connection with such sale, except as to (A) good title to the Shares being sold, (B) the absence of Encumbrances with respect to the Shares being sold, (C) its valid existence and good standing (if applicable), (D) the authority for, and validity and binding effect (subject to customary qualifications) of (as against such Non-Selling Holders), any agreement entered into by such Non-Selling Holders in connection with such sale, (E) the fact that Non-Selling Holders’ sale will not conflict with or result in a breach of or constitute a default under, or violation of, its governing documents or any indenture, lease, loan or other agreement or instrument by which it is bound or affected, (F) all required material consents to Non-Selling Holders’ sale and material governmental approvals having been obtained (excluding any securities laws), and (G) the fact that no broker’s commission is payable by the Non-Selling Holders as a result of Non-Selling Holders’ conduct in connection with the sale; and

(iii)                               the Non-Selling Holders shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties specifically required by the terms of this Agreement.

SECTION 6. REPURCHASE RIGHTS UPON CESSATION OF EMPLOYMENT OR DISTRIBUTOR RELATIONSHIP.

(a)                                  In the event that any employee or independent director of the Company or any of its Subsidiaries who is or was a Shareholder (each such employee, an “EMPLOYEE SHAREHOLDER”), is subject to a Termination during the term of this Agreement, then the Institutional Shareholders, or the Company, if the Institutional Shareholders decline to so purchase, shall have the right (but not the obligation) to purchase, and to require (i) such Employee Shareholder, (ii) such Employee Shareholder’s Permitted Transferee who is a Family Member or (iii) the Person through which the Employee Shareholder holds Shares (such Shareholder, the “TERMINATED PARTY”) to sell to the Company and/or the Institutional Shareholders, as the case may be, up to all of the Shares then owned by the Terminated Party. The Company shall deliver written notice to the Institutional Shareholders of such Termination within five (5) business days of such Employee Shareholder’s Termination date (the “TERMINATION DATE”), which notice shall specify, in reasonable detail, (A) the Termination Date, (B) the circumstances of such Termination, (C) the number of Shares then held by the Terminated Party and (D) the purchase price per Share payable under this Section 6, as determined below. The Company shall have the right to exercise its rights under this Section 6 as to any or all Shares held by the Terminated Party that the Institutional Shareholders do not ultimately purchase hereunder. Upon such Termination by the Employee Shareholder, the Company and/or the Institutional Shareholders, as the case may be, may exercise such right at any time within ninety (90) days of the Termination Date (the “REPURCHASE PERIOD”). During such Repurchase Period, a Terminated Party shall be prohibited from otherwise Disposing of any Shares then owned by a Terminated Party. Such repurchase right may be exercised by the Company and/or the Institutional Shareholders, as the case may be, giving notice to such Employee Shareholder, with a copy to the Institutional Shareholders or the Company, as the case may be.

(b)                                 In the event that any distributor of the Company or any of its Subsidiaries who is a Shareholder or who holds Shares through another Person (each such distributor, a “DISTRIBUTOR SHAREHOLDER”), is subject to a Termination with cause during the term of this Agreement, then within thirty (30) days of such Termination, (i) such Distributor Shareholder, (ii) such Distributor Shareholder’s Permitted Transferee who is a Family Member or (iii) the Person through which the Distributor Shareholder holds Shares (such Shareholder, the “DISTRIBUTOR HOLDER”) must sell the Shares then owned by the Distributor Holder to one or more Distributor Shareholders who have not been the subject of a Termination. Upon Termination of any Distributor Shareholder under this Section 6(b), the Company shall give notice to each

Distributor Shareholder specifying: (A) the identity of the terminated Distributor Shareholder whose shares will become available, (B) the number of Shares held by such Distributor Shareholder, and (C) the fact that such Shares may be subject to repurchase by the Company if not acquired by another Distributor Shareholder within the 30-day period following Termination. If, at the end of the thirty (30) day period, the Distributor Holder owns Shares, the Company shall deliver written notice to the Distributor Holder which shall specify: (A) the circumstances of such Termination, (B) the number of Shares then held by the Distributor Holder, (C) the number of Shares then held by the Distributor Holder that the Company shall elect to purchase hereunder, and (D) the purchase price per Share payable under this Section 6(b) as determined below. The Company shall have the right to exercise its rights under this Section 6 as to any or all Shares held by the terminated Distributor Holder after such thirty (30) day period, and may exercise such repurchase right at any time within sixty (60) days of the expiration of the aforementioned thirty (30) day period.

(c)                                  In the event that (i) (A) a Distributor Shareholder dies during the term of this Agreement or (B) the Permitted Transferee of a Distributor Shareholder who is a Family Member and a natural person dies during the term of this Agreement and (ii) the trustee, executor or administrator of the estate or testamentary trust of such Distributor Shareholder or Permitted Transferee proposes to distribute the Shares held by such estate or trust to more than one Permitted Transferee who is not already a record holder of Shares, then the trustee, administrator or executor shall notify the Company of such proposal and the Company may, if the distribution shall cause there to be more than 450 holders of record of Shares, inform the trustee, administrator or executor that it must sell the Shares within ninety (90) days to one or more Distributor Shareholders that have not been the subject of a Termination or the Shares will be repurchased. If, at the end of such ninety (90) day period, the trust or estate holds Shares, the Company shall deliver written notice to the trustee, administrator or executor who notified the Company of the proposed distribution, which shall specify, (A) the number of Shares then held by the trust or estate, (B) the number of Shares then held by the trust or estate that the Company shall have elected to purchase hereunder, and (C) the purchase price per Share which shall be the fair market value of the shares as determined by the Board of Directors. The Company shall have the right to exercise its rights under this Section 6 as to any or all Shares held by the trust or estate. The Company may exercise such repurchase right at any time within sixty (60) days of the expiration of the aforementioned ninety (90) day period.

(d)                                 The purchase price per Share payable under Section 6 (a) or (b) where such Termination was voluntary, due to resignation or for cause shall be an amount equal to (x) in respect of Preferred Shares, the lesser of (i) the Formula Price or (ii) Cost or (y) in respect of Common Shares, the lesser of (i) Current Market Price or (ii) Cost.

(e)                                  The purchase price per Share payable under Section 6 (a) where such Termination was without cause or because of death, retirement or disability shall be an amount equal to (x) in respect of Preferred Shares, the greater of (i) the Formula Price or (ii) Cost or (y) in respect of Common Shares, the greater of (i) Current Market Price or (ii) Cost.

(f)                                    Employees; Noncompetition and Nonsolicitation. In addition to the general repurchase rights of the Company and the Institutional Shareholders set forth above, if following any Termination with the Company or any of its Subsidiaries for any reason (except for a Termination without cause), such Employee Shareholder serves in a Competitive Position, or such Employee Shareholder who was subject to Termination engages in activities inimical, contrary or harmful to the interests of the Company or any of its Subsidiaries, including, but not limited to: (A) employing or recruiting any present, former or future employee of the Company or any of its Subsidiaries to serve in a Competitive Position; (B) the Employee Shareholder’s equity ownership (other than as the holder of not more than 5% of total outstanding stock of a publicly-held company) in any other Person that is in the business of selling products through a multi-level marketing system or the sale of weight management products, nutritional supplements or personal care products anywhere in the United States or any other country in which Herbalife International, Inc. or one of its Subsidiaries operates; (C) disclosing or misusing any Confidential Information; or (D) participating in a hostile takeover attempt of the Company or any of its Subsidiaries; then the Institutional Shareholders and/or the Company (to the extent the Institutional Shareholders do not elects not to fully exercise their rights hereunder), shall have the following rights:

(i)                                     If such activities occur during the Repurchase Period, in addition to any other rights available to them at law or in equity (including, without limitation, obtaining an injunction, as described in clause (ii) below), the Company and/or Institutional Shareholders, as the case may be, may purchase the Shares then owned by such Terminated Party at a purchase price per Share which shall be equal to Cost; and

(ii)                                  If such activities occur after the Repurchase Period but within two years of Termination with the Company or such Subsidiary as set forth above, the Company and its Subsidiaries shall be entitled to, in addition to any other remedies, an injunction prohibiting the Employee Shareholder from engaging in such activities, as the Employee Shareholder agrees that the Company and its Subsidiaries would be irreparably harmed by any such actual or threatened conduct.

The Company shall provide the alleged breaching Employee with prompt written notice of its becoming aware of any event that would give rise to the rights set forth in this Section 6(e), which notice shall specify, in reasonable detail, (A) the nature of such event, (B) the number of Shares then held by such Terminated Party, (C) the number of Shares then held by such Terminated Party that the Company and/or the Institutional Shareholders may elect to purchase hereunder, (D) the purchase price per Share payable under this Section 6(e), as determined above, and (E) the nature of any other remedies the Company or any of its Subsidiaries intends to exercise against such Employee Shareholder. The repurchase right described in clause (i) above may be exercised by the Company and/or the Institutional Shareholders, as the case may be, delivering written notice to such Terminated Party with a copy to the Institutional Shareholders or the Company, as the case may be.

(g)                                 Closing Mechanics. The closing of any purchase and sale under this Section 6 shall be held at the principal offices of the Company at 10:00 a.m. local time on a date specified by the Company and/or the Institutional Shareholders, as the case may be, not later than 30 days after the date of its repurchase notice. At such closing, the Terminated Party or Distributor Holder shall deliver certificates representing the Shares to be purchased, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, and such Shares shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed pursuant to this Agreement and applicable federal and state securities laws), and the Distributor Holder or Terminated Party shall so represent and warrant, and further represent and warrant that he or she or it is the record and beneficial owner of such Shares. The Company and/or the Institutional Shareholders, as the case may be, shall deliver at such closing, payment for such Shares in such form and upon such reasonable terms as the Company and/or the Institutional Shareholders, as the case may be, shall specify.

SECTION 7.                                ELECTION OF DIRECTORS.

(a)                                  At any annual or extraordinary shareholders’ meeting called for such purpose, or by written consent in lieu of a meeting, the Shareholders agree to vote the Shares owned of record or beneficially by them to maintain up to a thirteen-member Board of Directors (subject to Section 7(c) below) and to elect (i) to the Board of Directors of the Company (A) four (4) nominees designated by Whitney V (or Whitney) or if Whitney V ceases to be an Institutional Shareholder, as determined by the vote of the majority of the Shares held by the Institutional Shareholders, (B) four (4) nominees designated by CCG Investments (BVI), L.P. (or Golden Gate) or if Golden Gate Fund ceases to be an Institutional Shareholder, as determined by the vote of the majority of the Shares held by the Institutional Shareholders, (C) the Chief Executive Officer of the Company’s Subsidiary, Herbalife International, Inc., (D) two (2) “independent” nominees who are agreeable to each of the Institutional Shareholders, and (E) up to two (2) nominees designated by Distributor Shareholders as provided for in Section 7(b) so long as there is no Trade Association in existence and (ii) one (1) nominee of each of Whitney V and CCG Investments (BVI), L.P. to each of the Company’s audit committee and compensation committee, provided, however, if Whitney V or Golden Gate Fund cease to be an Institutional Shareholder, then any such vacant committee seat shall be determined by the vote of the majority of the Shares held by the Institutional Shareholders. All such directors shall hold office until their respective successors shall have been elected and shall have been qualified. Whitney V and Golden Gate Fund have agreed to provide a Board seat to another Institutional Shareholder if desired. By mutual agreement, Whitney V and Golden Gate Fund will determine whether the Board seat will either be incremental or represent one of the “independent” Board seats noted above. The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access thereto, provided to other members of the Company’s Board of Directors and such committees. The reasonable travel expenses incurred by any such director in attending any such meetings shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses. The Company shall purchase and maintain at all times directors’ and officers’ insurance upon terms and pricing customary for a company of its size and operating in its industry.

(b)                                 The Distributor Shareholders may: (i) designate one nominee for the Board of Directors of the Company if the Distributor Shareholders and their Permitted Transferees other than Institutional Shareholders collectively hold at least 10% of the Company’s Common Shares on a diluted basis; (ii) designate one nominee for the Board of Directors of the Company and have one person attend as an observer at the meetings of the Board of Directors if the Distributor Shareholders and their Permitted Transferees other than Institutional Shareholders collectively hold at least 10% but less than 15% of the Company’s Common Shares on a diluted basis; or (iii) designate two nominees for the Board of Directors of the Company if the Distributor Shareholders and their Permitted Transferees other than Institutional Shareholders collectively hold at least 15% of the Company’s Common Shares on a diluted basis. The Distributor Shareholders shall designate nominees through the procedure set forth in Section 8. For the purposes of this paragraph, “on a diluted basis” shall mean the relevant percentage (calculated on an as-converted basis) of 110,000,000 Common Shares (adjusted to account for stock splits, combinations or reclassifications of shares) plus any Common Shares or other securities convertible into Common Shares (calculated on an as-converted basis) which, when issued, were subject to the preemptive rights contained in Section 3 hereof.

(c)                                  If the Company is in default on the payment of the cash portion of the interest of the Company’s Senior Notes for four consecutive quarters then, during the period that such interest remains unpaid, GarMark Partners, L.P. so long as it holds more than $10 million in principal amount of the Senior Notes, may designate one (1) nominee to the Board of Directors of the Company and the size of the Board of Directors during such period shall be increased by one (1).

(d)                                 In the event that the Institutional Shareholders shall not have a designee serving on the Board of Directors of the Company for any reason, the Company shall give the Institutional Shareholders notice of (in the same manner as notice is given to directors), and permit one Person designated by each Institutional Shareholder to attend as observer, all meetings of the Company’s Board of Directors and all executive and other committee meetings of the Board of Directors and shall provide to such Institutional Shareholder the same information concerning the Company, and access thereto, provided to members of the Company’s Board of Directors and such committees. The reasonable travel expenses incurred by any such designee of an Institutional Shareholder in attending any board or committee meetings shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.

(e)                                  The parties hereto will cause the Company’s Board of Directors to meet at least once every quarter on as regular a basis as possible, or more frequently to the extent that the directors designated by the Institutional Shareholders, or in the event no such directors are then serving on the Board of Directors, an observer designated thereby, reasonably wishes the Board of Directors to meet.

(f)                                    The Chairman of the Board of Directors of the Company shall be a designee of Whitney V (or Whitney). The Chairman shall not have a casting vote in the event of a deadlock of the representatives of the Company’s Board of Directors.

(g)                                 At the request of the Institutional Shareholders, the Company shall use its best efforts to cause the Board of Directors of the Subsidiaries to be composed of the same nominees designated by such Persons pursuant to paragraph (a) of this Section 7.

(h)                                 The Shareholders agree only to vote the Shares held of record or beneficially owned by them for the appointment of, or replacement or removal of, a director as instructed by the Shareholders who are entitled to designate such director pursuant to paragraph (a) or (b) of this Section 7.

(i)                                     If at any time a director or observer at the meetings of the Board of Directors shall breach the duty of confidentiality, such director or observer shall immediately be removed as a director or observer. The replacement for such director or observer may be designated by the party or parties originally designating such director or observer, provided, however, that a Person removed as a director or observer may not be nominated or selected.

SECTION 8.                                SELECTION OF DISTRIBUTOR DIRECTORS. The directors designated by the Distributor Shareholders under Section 7, shall be chosen by the Distributor Shareholders as follows:

(a)                                  Thirty (30) days prior to any annual or extraordinary shareholders’ meeting at which directors designated by the Distributor Shareholders may be elected or the circulation of a written consent in lieu of a meeting pursuant to which such directors may be elected and immediately upon a termination of the directorship of a director designated by the Distributor Shareholders (or, if such termination is by way of resignation of such director, immediately upon the Company receiving notice of such resignation, if such notice of resignation is received earlier), the Company shall by written notice to all Distributor Shareholders request nominations for a director to be designated by the Distributor Shareholders.

(b)                                 Directors may be nominated by any five (5) Distributor Shareholders signing an instrument nominating a person for selection as a director designated by the Distributor Shareholders and sending such instrument to the Company such that it is received within ten (10) days of the notice being given pursuant to paragraph (a) of this Section 8.

(c)                                  On the eleventh day after notice is given nominating at least two persons for selection as a director pursuant to paragraph (a) of this Section 8 (or the next business day if the eleventh day is not a business day), the Company shall send a ballot form containing the names of all persons nominated in accordance with paragraph (b) of this Section 8 to all Distributor Shareholders informing them of: (i) their right to cast one vote for each Common Share (calculated on an as-converted basis) held by them towards the selection of directors to be designated by the Distributor Shareholders; and (ii) the requirement for them to complete the ballot form and send it to the Company such that it is received within ten (10) days of the date the ballot form was sent pursuant to this paragraph (c) in order for their vote to count.

(d)                                 The Company shall determine the directors to be designated by the Distributor Shareholders as a result of the votes cast by Distributor Shareholders pursuant to all the ballot forms received in accordance with paragraph (c) of this Section 8. In making this determination, each Distributor Shareholder shall have one vote for each Common Share (calculated on an as-converted basis) held by them and the director (or directors if more than one director is to be designated by the Distributor Shareholders) receiving the highest number of votes shall be the director (or directors) designated by the Distributor Shareholders.

(e)                                  The Company shall inform all Shareholders of the names of directors designated pursuant to paragraph (d) of this Section 8 by written notice given within fifteen (15) days of the date the ballot form was sent pursuant to paragraph (c) of this Section 8.

SECTION 9.                                SELECTION OF DISTRIBUTOR OBSERVER. In the event that the Distributor Shareholders may designate an observer to the Board of Directors and there is a vacancy in such position at the same time as there is a selection of a director under Section 8, the Distributor Shareholders’ observer shall be the runner up in the Distributor Shareholder vote held pursuant to Section 8. In this event, the Company shall inform all Shareholders of the name of the observer designated pursuant to this Section 9 in the written notice given to all Shareholders under Section 8(e). If an observer resigns or is removed and no shareholders’ meeting is scheduled for the election of directors, a temporary observer may attend until the next meeting and such observer shall be the next runner-up in the last election of directors or, if there is no such person, an observer selected by the director designated by Distributor Shareholders.

SECTION 10.                          REMOVAL OF DISTRIBUTOR DIRECTORS AND DISTRIBUTOR OBSERVERS. The Distributor Shareholders may remove a director or observer designated by them by forwarding a written instrument signed by a majority in interest of the Distributor Shareholders to the Company. Upon receipt of such written instrument, the Company shall immediately inform all Shareholders and such designated director or observer shall immediately be removed as a director or observer, as the case may be.

SECTION 11.                          LEGEND ON STOCK CERTIFICATES. Each certificate of the Other Shareholders representing Shares shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions hereof:

“THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS’ AGREEMENT, DATED AS OF , 2002 AMONG WH HOLDINGS (CAYMAN ISLANDS) LTD. AND CERTAIN HOLDERS OF ITS OUTSTANDING SHARE CAPITAL, AS SUCH AGREEMENT MAY BE AMENDED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF WH HOLDINGS (CAYMAN ISLANDS) LTD.”

SECTION 12.                          DURATION OF AGREEMENT. Except with respect to the rights and obligations set forth in Section 6(f) hereof, the rights and obligations of each Shareholder under this Agreement shall terminate as to such Shareholder upon the transfer of all Shares owned by such Shareholder in accordance with this Agreement. Except with respect to the rights and obligations set forth in Section 6(f) hereof, upon consummation of an Initial Public Offering, the rights and obligations of each Shareholder under this Agreement shall terminate.

SECTION 13.                          REPRESENTATIONS AND WARRANTIES. Each Shareholder represents and warrants to the other Shareholders as follows:

(a)                                  The execution, delivery and performance of this Agreement by such Shareholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Shareholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Shareholder.

(b)                                 This Agreement has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

(c)                                  The Shares of such Shareholder listed on Schedule I hereto constitute all the shares of share capital of the Company owned by such Shareholder and such Shareholder does not have any right or obligation to acquire any additional shares of share capital of the Company.

(d)                                 The representations and warranties contained in this Section 13 shall survive the execution and delivery of this Agreement.

SECTION 14.                          GOVERNING LAW. This agreement shall be governed by, construed in accordance with, and enforced under, the law of the State of New York applicable to agreements or instruments entered into and performed entirely within such state.

SECTION 15.                          SPECIFIC PERFORMANCE. Each party to this agreement hereby irrevocably agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties hereto, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

SECTION 16.                          JURISDICTION.

(a)                                  Each party to this agreement hereby irrevocably agrees that the any legal action or proceeding arising out of or relating to this Agreement, the Shares, or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that the such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 18 hereof, such service to become effective 10 days after such mailing.

(b)                                 Each of the Company and each of the Shareholders hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or the Shares, any rights or obligations hereunder or the performance of such rights and obligations. Except as prohibited by law, each of the Company and each of the Shareholders hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each party (i) certifies that no representative, agent or attorney of the other parties has represented, expressly or otherwise, that the other parties would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that other parties have been induced to enter into this Agreement by, among other things, the waivers and certifications contained herein.

SECTION 17.                          BENEFITS OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs. Any purported Disposition of the Shares, in violation of the provisions of this Agreement shall be null and void ab initio.

SECTION 18.                          NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a)	if to the Company:

WH Holdings (Cayman Islands) Ltd.
c/o M&C Corporate Services Ltd.
P.O. Box 309GT
Ugland House
South Church Street
Georgetown, Grand Cayman
Cayman Islands

Telecopier: (345) 949-8080
Attention: Alasdair Robertson

with a copy to:

Whitney & Co., LLC
177 Broad Street
Stamford, Connecticut 06901
Telecopier: (203) 975-1422
Attention: Kevin Curley

and

Golden Gate Private Equity, Inc.
One Embarcadero Center
Suite 3300
San Francisco, CA 94111
Telecopier: (415) 627-4501
Attention: Jesse Rogers

(b)	if to Whitney V:

Whitney V, L.P.
177 Broad Street
Stamford, Connecticut 06901
Telecopier: (203) 975-1422
Attention: Daniel J. O’Brien

with a copy to:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Telecopier: (212) 541-5369
Attention: Thomas C. Meriam

(c)	if to Golden Gate Fund

c/o Golden Gate Private Equity, Inc.
One Embarcadero Center
Suite 3300
San Francisco, CA 94111
Telecopier: (415) 627-4501
Attention: Jesse Rogers

with a copy to:

Kirkland & Ellis
200 E. Randolph Drive
Chicago, IL 60601
Telecopier: (312) 861-2200
Attention: Gary M. Holihan

(d)                                 if to any Other Shareholders, at the address for such Person in the Company’s records.

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Shareholder agrees, at all times, to provide the Company with an address for notices hereunder.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days (as defined in the Purchase Agreement) after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

SECTION 19.                          MODIFICATION. Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by the agreement of the Institutional Shareholders, provided such modification shall not adversely affect the Other Shareholders without the consent of at least a majority in interest of the Other Shareholders except in the case of Section 6 hereof, where an amendment shall affect an Employee Shareholder or Distributor Shareholder, then only the consent of the majority in interest of Employee Shareholders or Distributor Shareholders, as the case may be, shall be required; provided, however, that no modification or amendment shall be effective to reduce the requirements for the consent of the holders of which is required under this Section 19.

SECTION 20.                          ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the undersigned with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such subject matter.

SECTION 21.                          SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 22.                          SEVERABILITY. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

SECTION 23.                          INCONSISTENCY. To the extent there is any inconsistency between this Agreement and the Articles then this Agreement shall control and the parties hereto shall agree to amend the Articles only to the extent necessary to eliminate such inconsistency.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

WH HOLDINGS (CAYMAN ISLANDS) LTD.

By:	/s/ Steven E. Rodgers
	Name:	Steven E. Rodgers
	Title:	President

WH INVESTMENTS LTD.

By:	/s/ Steven E. Rodgers
	Name:	Steven E. Rodgers
	Title:	President

WHITNEY V, L.P.

By:	Whitney Equity Partners V, LLC,
Its General Partner

By:	/s/ Daniel J. O’Brien
	Name:	Daniel J. O’Brien
A Managing Member

WHITNEY STRATEGIC PARTNERS V, L.P.

By:	/s/ Daniel J. O’Brien
	Name:	Daniel J. O’Brien
	Title:	Managing Member

{SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT}

CCG INVESTMENTS (BVI), L.P.
CCG ASSOCIATES - QP, LLC
CCG ASSOCIATES - AI, LLC
CCG INVESTMENT FUND - AI, LP
CCG AV, LLC - SERIES C
CCG AV, LLC - SERIES E

By:	Golden Gate Capital Management, L.L.C.

Its:	Authorized Representative

By:	/s/ Jesse Rogers
Name: Jesse Rogers

Its:	Managing Director

{SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT}

OTHER SHAREHOLDER

{SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT}

SCHEDULE I

{To Come.}

EXHIBIT A

FORMULA PRICE

The Formula Price shall be a price per Share equal to (i)(A) the Purchase Price multiplied by (B) the last twelve month’s Adjusted EBITDA calculated for the last day of the month ending prior to the determination of the Formula Price, multiplied by (C) the number of common shares of the Company calculated on a fully diluted basis as of the date of this Agreement, divided by (ii) (A) Adjusted EBITDA calculated as of the twelve month period ended June 30, 2002, multiplied by (B) the number of common shares of the Company calculated on a fully diluted basis as of the date of determination of the Formula Price.

Adjusted EBITDA is the net income of WH Holdings before minority interest, income taxes, net interest (income) expense, depreciation and amortization. Certain non-recurring items are eliminated from the Adjusted EBITDA calculation and the calculation shall be made in a manner consistent with the calculations set forth below for Herbalife International, Inc. (“Herbalife”):

(dollars in Thousands)	YEAR ENDED DECEMBER 31, 2001	THREE MONTHS ENDED MARCH 31,		TWELVE MONTHS ENDED MARCH 31, 2002
		2001	2002

Net income	$42,588	$8,561	$19,913	$53,940
EBITDA Adjustments:
Interest Income, net	(3,413)	(487)	(575)	(3,501)
Income Taxes	28,875	5,850	13,369	36,394
Depreciation and Amortization	18,056	4,076	4,909	18,889
Minority Interest in earnings of Herbalife	725	215	140	650
EBITDA	$86,831	$18,215	$37,756	$106,372

Non-recurring items:
Severance and other employee related expenses(a)	9,898	78	973	10,793
Product costs under previous supply agreements(b)	5,666	2,785	—	2,881
Other(c)	722	64	64	722

Total non-recurring items	16,286	2,927	1,037	14,396
Adjusted EBITDA	$103,117	$21,142	$38,793	$120,768

(a)                                  In the year ended December 31, 2001 and the three months ended March 31, 2001 and March 31, 2002, Herbalife incurred approximately $9.9 million, $78,000 and $973,000, respectively, of severance costs related to changes in senior management. Such changes have been completed and        such severance costs are non-recurring. Additionally, certain key executives were replaced at lower salary levels.

(b)                                 On December 31, 2000, Herbalife’s long-term contract with its primary supplier expired. In 2001, Herbalife entered into new supply contracts which have resulted in product costs savings. Product costs under the new supply contracts would have resulted in savings of $5.7 million and $2.8 million for the year ended December 31, 2001 and the three months ended March 31, 2001, respectively. It is anticipated that the cost savings will continue on a going forward basis.

(c)                                  In 2001, Herbalife incurred costs of $466,000 related to specific legal and professional fees, not expected to recur. In addition, during the year ended December 31, 2001 and the three months ended March 31, 2001 and 2002, Herbalife contributed services to the Herbalife Family Foundation costing $256,000, $64,000 and $64,000, respectively. Herbalife does not plan to continue to contribute such services on a going forward basis.

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